EXHIBIT 10(xi)(h)

Date

Dear Thiery:

It is my pleasure to congratulate you for being selected to participate in the Long Term Performance Award Program (the “Program”) under The 1997 Stanley Works Long-Term Incentive Plan. This Program is intended to provide substantial, equity-based rewards for specified full-time members of our senior executive team, provided specific Corporate goals are achieved during the Program’s three year measurement period (January 1, 2006 through January 3, 2009).

In conjunction with our short-term variable compensation program (MICP) and our stock option program, the Program is an important addition to your total compensation package, and provides a strong additional incentive to continue increasing shareholder value.

Bonus Opportunity

Each participant will have an opportunity to earn a number of Performance Shares (PS) based upon achievement of corporate financial goals, and may earn additional performance shares if the corporate financial goals are exceeded. Each PS unit represents one share of Stanley Common Stock and, accordingly, the potential value of a participant’s performance award under the Program may change as our stock price changes.

Each participant is allocated a threshold, target and maximum number of PS units based upon assigned percentages of his or her annual base salary, at the rate in effect as of January 1, 2006.

Your performance award covers the following number of PS units:

	Threshold	Target	Max
# PS	12,226	24,453	37,050

Vesting and Settlement

Your Performance Award will become vested in accordance with the provisions of the Restricted Stock Award Certificate enclosed herewith. The number of Shares you shall receive, if any, in settlement of your Performance Award, shall be equal to (i) the number of Shares specified above to be issued based upon the Performance Goals achieved plus (ii) in the event performance falls between the Threshold and Target or Target and Maximum Goals as specified in the Award Document, a pro rata number of Shares calculated as follows (rounded to the closest whole number):

S = (A-L/N-L)x(SN-SL)

where:
S =the additional number of Shares to be issued
A =the actual EPS or ROCE achieved
L =the EPS or ROCE Goal reached
N =the next highest EPS or ROCE Goal
SN =the number of Shares designated for issuance at the next highest EPS or ROCE Goal; and
SL = the number of Shares designated for issuance at the EPS or ROCE Goal reached.

For purposes of these calculations, 50% of Shares are allocated to EPS Performance Goals and 50% of Shares are allocated to ROCE Performance Goals.

Financial Measurements

The Corporate financial goals for this Program will consist of two equally weighted metrics, one based on EPS and one based on ROCE, as set forth in the attached document entitled LTIP Corporate Goals (2006-2008).

Although this summary includes the key aspects of the Program, it is not intended to represent a full accounting of the rules and regulations applicable to the Program and is subject to the terms described in the enclosed Restricted Stock Award Certificate and the Stanley Works 1997 Long-Term Incentive Plan, which together with this document govern the Program.

If you have any questions, please call me, Jim Loree or Mark Mathieu. Once again, thank you for your continued support and congratulations on being selected to participate in this important Program.

Best regards,